Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1 for Fuer International, Inc. of our report dated March 25, 2011, relating to the consolidated balance sheets of Fuer International Inc. and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2010 and 2009.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Sherb & Co., LLP
Sherb & Co., LLP
New York, NY
June 23, 2011